Exhibit 10.8

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

DEVELOPMENT AND LICENSE AGREEMENT

DATED

MARCH 18, 1996

BETWEEN

NPS PHARMACEUTICALS, INC.

AND

AMGEN INC.

[Conformed copy through Fifth Amendment, dated July 29, 2012]

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

THIS DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement") effective as of the 27th day of December, 1995 is by and between NPS Pharmaceuticals, Inc., a Delaware corporation ("NPS") having a place of business located at 420 Chipeta Way, Salt Lake City, Utah 84108, and Amgen Inc., a Delaware corporation ("Amgen") having a place of business located at Amgen Center, 1840 DeHavilland Drive, Thousand Oaks, California 91320-1789.

WITNESSETH

WHEREAS, NPS owns or has rights in certain technology relating to calcium receptors on certain cells and to compounds which interact with calcium receptors on such cells;

WHEREAS, Amgen has scientific, clinical, regulatory, and business expertise in the worldwide development and commercialization of pharmaceutical products;

WHEREAS, NPS and Amgen, on December 27, 1995, entered into a Binding Letter of Intent by which NPS agreed to grant Amgen an exclusive license under NPS's rights in certain NPS technology to make, use and sell products, on the terms and conditions set forth therein;

WHEREAS, NPS and Amgen desire to have the terms of this Agreement supersede the terms of the Binding Letter of Intent, which shall be replaced by this Agreement.

NOW, THEREFORE, in consideration of the undertakings, and the covenants and conditions contained herein and intending to be bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1   Defined Terms. Unless otherwise provided herein, each capitalized term used herein shall have the meaning assigned to it in the Glossary attached hereto as Appendix A.

ARTICLE 2

GRANT OF LICENSES AND OTHER RIGHTS

2.1   Exclusive License to Amgen. NPS hereby grants to Amgen an exclusive license, with the right to sublicense, under Licensed Technology (A) to make, use and sell Class A Compound(s), Other Compound(s), NPS/Amgen Compound(s), [* * *] in the Field of Use in the Territory and (B) to make, use and sell NPS/Kirin Compound(s) in the NPS Field in the Territory.

2.2   Amgen Covenant. Amgen's exclusive license set forth in Section 2.1(A) shall be subject to the Amgen covenant set forth in Section 16.2(A).

2.3   Non-Exclusive License to Amgen. NPS hereby grants to Amgen a non-exclusive, worldwide license, with the right to sublicense, under Licensed Know-How to make, use and sell compounds other than Compound(s) in the Field of Use other than the Osteoporosis Field.

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2.4   Assignment to Amgen. NPS hereby assigns to Amgen free and clear of encumbrance all right, title and interest in all Governmental Approvals, Regulatory Filings and Development Contracts owned in each case by NPS.

2.5   Non-Exclusive License to NPS. Amgen grants to NPS a non-exclusive, non-transferable, non-sublicensable license to use the Amgen Material only for the purposes set forth in Section 4.4.

2.6   Amgen Option. NPS grants to Amgen an exclusive option to initiate negotiations to obtain an exclusive license, with the right to sublicense, to make, use and sell NPS Products in the Field of Use in the Territory under terms and conditions to be negotiated by the Parties in good faith ("Amgen Option"). The Amgen Option shall become effective on the Closing Date and continue until the [* * *] anniversary of the Closing Date. NPS shall, from time to time, but no less often than on a [* * *] basis, make available to Amgen a non- confidential summary of all data and information relating to the NPS Product(s) and shall, upon Amgen's request, provide Amgen with all data and information indicative of potential clinical utility available to NPS on a confidential basis and such quantities of any NPS Product(s) as Amgen shall reasonably require to conduct its own evaluation of such NPS Product(s). On an NPS Product-by-Product basis, Amgen shall have [* * *] to evaluate an NPS Product from the date of receipt of all data and information available to NPS and test quantities reasonably requested by Amgen (the "Exclusive Evaluation Period"). Amgen's right to exercise the Amgen Option for a particular NPS Product shall expire upon the end of the respective Exclusive Evaluation Period. If Amgen exercises the Amgen Option with respect to a particular NPS Product by written notice to NPS, NPS and Amgen shall negotiate in good faith exclusively for [* * *] for an exclusive license (the "Exclusive Negotiation Period"). In the event that at the end of the Exclusive Negotiation Period the Parties have not reached agreement and no extension to such Exclusive Negotiation Period has been mutually agreed upon by the Parties, NPS may thereafter negotiate on a non-exclusive basis with Amgen and Third Parties or NPS may elect to pursue development and commercialization of such NPS Product on its own.

ARTICLE 3

RESTRICTIONS

3.1   Retained Rights. NPS expressly reserves for itself a non-transferable, non-sublicensable, right under Licensed Know-How and Licensed Patent Rights to make and use Compounds in the Territory, for the sole purposes of [* * *] Subject to Section 16.1(B), NPS may continue to use NPS R-568 and [* * *] only in in vitro studies and in in vivo studies in rodents for the purpose of discovering compounds which do not have PTH Lowering Activity. NPS will disclose to Amgen all data, information and results of these studies for NPS R-568 and [* * *], in accordance with Section 4.2.

3.2   No License. The licenses granted by NPS under Sections 2.1 through 2.3 do not grant Amgen a license under claims within Licensed Patent Rights claiming the use of Calcium Receptor(s) for the purpose of [* * *].

3.3   [* * *]

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ARTICLE 4

TRANSFER OF RIGHTS

4.1   Assignment.

  Promptly, but in no event longer than thirty (30) days after the Closing Date, NPS shall convey, transfer, assign and deliver to Amgen appropriate deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance, in forms satisfactory to counsel of Amgen, to effect the assignments under Section 2.4.

  NPS shall give all notices and obtain all governmental and other consents, transfers, approvals, orders, qualifications and waivers necessary or desirable for the prompt transfer of the Regulatory Filings and Governmental Approvals assignable to Amgen in accordance with Section 2.4.

4.2   Transfer of Licensed Technology.

  Disclosure to Amgen. Within [* * *] days after the Closing Date, NPS will provide to Amgen in writing (or other mutually agreed tangible form) Licensed Technology that exists as of the Closing Date in a detail determined by Amgen to permit Amgen to practice all necessary or useful embodiments in. the making, using or selling of Compound(s). As part of such disclosure NPS shall transfer or shall cause to be transferred to Amgen (or a Third Party designated by Amgen) quantities of NPS Material currently available, and associated data and information [* * *] currently available, and associated data and information, for Amgen to conduct a preclinical evaluation. From time to time or upon the request of Amgen, but no less frequently than on a [* * *] basis thereafter during the term of this Agreement, NPS shall transfer to Amgen in writing (or other mutually agreed tangible form) all additional Licensed Technology developed by or received by NPS sufficient for Amgen to practice all necessary or useful embodiments of Licensed Technology in the making, using or selling of Compound(s). Such disclosure shall include NPS providing [* * *].

  Restrictions. After a compound is listed as a Compound in Appendix B, NPS shall not transfer such Compound or Licensed Technology related to such Compound to any Third Party(ies), except [* * *].

4.3   NPS Assistance. During the term of this Agreement, NPS agrees that appropriate individuals shall be available to assist and consult with Amgen, as requested by Amgen, in connection with Amgen's activities hereunder. Such assistance and consultation by NPS shall be by means of personal visits, correspondence and telephone discussions.

4.4   Amgen Material. During the term of this Agreement, Amgen may provide NPS with quantities of Amgen Materials and NPS shall conduct assays with Calcium Receptors on parathyroid cells, as requested by Amgen ("NPS Assays") for [* * *]. The transferred Amgen Material shall be and remain the sole property of Amgen. At no time shall Amgen Material be given by NPS to any Third Party(ies), unless agreed to in writing in advance by Amgen. Except for the purpose of conducting NPS Assays as set forth herein, this Agreement does not transfer to

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NPS any rights in Amgen Material nor constitute an offer to sell Amgen Material or items incorporating the same. Any quantities of Amgen Material remaining upon completion of the NPS Assays, or upon request of Amgen prior to completion of NPS Assays, shall be promptly returned to Amgen. All information, inventions and data generated by NPS through the use of Amgen Material shall be promptly disclosed to and owned by Amgen and maintained in confidence by NPS in accordance with Article 11. If NPS is unable to conduct the requested assays on a reasonably timely basis, the Parties will confer on and elect alternate ways to conduct the requested NPS Assays, including having Amgen perform the NPS Assays at NPS and NPS and Amgen performing the NPS Assays at Amgen.

4.5   Identification of Compound(s) by NPS. Upon the request of Amgen, NPS shall conduct [* * *] tests to determine if a compound meets the definition of a Compound. [* * *] During the term of this Agreement, upon determination by NPS that any compound meets the definition of an NPS Compound or NPS/Amgen Compound, such compound shall be designated by NPS as an NPS Compound or NPS/Amgen Compound as the case may be. NPS shall notify Amgen within thirty (30) days after such determination and designation.

4.6   Identification of Compound(s) by Amgen. During the term of this Agreement, within thirty (30) days upon determination by Amgen that any compound meets the definition of an [* * *] NPS/Amgen or [* * *] such compound shall be designated by Amgen as an [* * *] NPS/Amgen Compound [* * *] as the case may be. Amgen shall notify NPS within thirty (30) days after such determination and designation.

4.7   License. NPS hereby grants to Amgen a non-exclusive, fully paid-up license, under the Screening Technology and the Licensed Technology solely to do the following in the Territory (i) screen compounds (and do such acts as may be necessary to screen compounds), excluding proteins and nucleic acids, for calcimimetic activity at the Calcium Receptor(s), and (ii) study the Calcium Receptor(s) (and do such acts as may be necessary to study the Calcium Receptor(s), including without limitation to identify the crystal structure thereof both in bound and unbound conformations. Except as otherwise provided herein, NPS shall retain all other rights in connection with the Screening Technology. The foregoing license in this Section 4.7 includes the right for Amgen to permit its collaborators and contract service providers to exercise the rights granted to Amgen, provided, however that such collaborators and/or contract service provider(s) are bound by obligations no less restrictive than those applicable to Amgen under this Agreement. Nothing set forth in the Agreement shall be deemed to require Amgen to screen compounds at the request of NPS or otherwise. This paragraph supersedes Section 3.2 of the Original Agreement.

4.8   Amgen Covenants. Amgen covenants that it will not utilize Screening Technology for the purpose of screening for calcilytic compounds. NPS shall have the right to review a summary of the data generated from such Amendment Assays (i.e. the raw results of the Amendment Assays, but excluding any chemical structure information), except to the extent that Amgen may withhold data which Amgen is prohibited from disclosing.

4.9   Identification of Compound(s) by NPS. Notwithstanding the provisions of Section 4.4 and 4.5 of the Original Agreement, after the Second Amendment Effective Date, NPS shall have no obligation to conduct the Amendment Assays to screen Amgen Compounds, provided,

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however, that upon the reasonable request of Amgen NPS shall remain obliged to conduct Amendment Assays to screen NPS Compounds and to conduct such other tests as Amgen reasonably requests to determine if a compound meets the definition of a Compound pursuant to Section 4.5 of the Agreement.

4.10   Identification of Compound(s) by Amgen. During the term of the Agreement, within thirty (30) days after determination by Amgen that any compound meets the definition of an Amgen Compound, NPS/Amgen Compound or Third Party Compound, such compound shall be designated by Amgen as an Amgen Compound, NPS/Amgen Compound or Third Party Compound, as the case may be. Amgen shall notify NPS within thirty (30) days after such determination and designation.

4.11   Supply of Assay Materials. NPS shall deliver to Amgen the Assay Materials in reasonable condition (including with live, active cells) as further described on Exhibit 2 attached to this Second Amendment within ten (10) days after the Second Amendment Effective Date. Thereafter, NPS shall deliver additional quantities of such Assay Materials as Amgen may request within thirty (30) days of such request, and upon Amgen's reasonable request NPS shall provide reasonable technical assistance and/or training via telephone and/or at NPS's facilities.

4.12   Restrictions. Amgen shall not use the Assay Materials in humans under any circumstances. Amgen shall not transfer the Assay Materials to any Third Party(ies) without the prior written consent of NPS, except that Amgen shall have the right to transfer the Assay Materials to its corporate partners and contract services providers that are bound by obligations no less restrictive than those applicable to Amgen under this Agreement without the consent of NPS. Upon termination of this Agreement if NPS so requests in writing, Amgen shall destroy or return to NPS the remaining Assay Materials (if any). The Assay Materials and the progeny of the cell lines within the Assay Materials shall remain the property of NPS.

4.13   Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY ASSAY MATERIALS ARE SUPPLIED "AS IS" WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR MERCHANTABILITY, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 5

LICENSE FEES

5.1   License Fees. Amgen shall pay to NPS a one-time non-refundable license fee of Ten Million Dollars ($10,000,000.00), due and payable upon the Closing Date.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been
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ARTICLE 6

MILESTONES

6.1   Milestones. Within thirty (30) days after the occurrence of each the following events (by performance of Amgen or a sublicensee(s) of Amgen) ("Milestone Event(s)") for a Compound(s), Amgen will make the following payments ("Milestone Payment(s)") to NPS:

  One-Time Milestone Event Payments.

    Primary HPT.
      [* * *]
      [* * *]
      [* * *]
      [* * *]

    Secondary HPT.
      [* * *]
      [* * *]
      [* * *]
      [* * *]

  Additional Compound Milestones. [* * *]

6.2   [* * *] In the event the Compound with respect to which a Milestone Payment is earned is an [* * *] the selling of which would not infringe a valid issued claim within Licensed Patent Rights [* * *] each Milestone Payment under Section 6.1 will be reduced by [* * *].

6.3   Cumulative Milestone Payments. Amgen shall not be obligated to pay any Milestone Payment under Section 6.1(A) more than once, regardless of the number of Compound(s) which achieve that particular Milestone Event. Notwithstanding the above, if an [* * *] is the first to achieve a Milestone Event, NPS may earn the balance of the listed Milestone Payment for such Milestone Event upon a second Compound achieving such Milestone Event, provided, however, that in no event shall Amgen pay more in aggregate than the amount of the listed Milestone Payment for such Milestone Event (regardless of the number of Compound(s) which achieve such Milestone Event).

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6.4   Unearned Milestone Payments. NPS may earn a particular Milestone Payment (or the balance of a particular Milestone Payment) under Section 6.1(A), which is not already earned for a Milestone Event for Primary HPT and Secondary HPT, upon achievement of the same Milestone Event for another indication in the Field of Use.

ARTICLE 7

ROYALTIES

7.1   Royalties. Amgen shall pay the following Royalties on a Compound-by-Compound basis:

  Patented Compound

    Royalty Rates. Amgen shall pay to NPS a Royalty, based on the following Royalty rates, for annual Net Sales of a Compound by Amgen or its sublicensees in the countries in the Territory in which the selling of such Compound would infringe a valid issued claim in the Licensed Patent Rights in the country for sale ("Patented Compound"):

      a Royalty rate of six percent (6%) if cumulative annual Net Sales of the Patented Compound in such countries are less than or equal to One Hundred Million Dollars ($100,000,000.00);

      a Royalty rate of eight percent (8%) if cumulative annual Net Sales of the Patented Compound in such countries are greater than One Hundred Million Dollars ($100,000,000.00) and less than or equal to Two Hundred Million Dollars ($200,000,000.00);

      a Royalty rate of nine percent (9%) if cumulative annual Net Sales of the Patented Compound in such countries are greater than Two Hundred Million Dollars ($200,000,000.00) and less than or equal to Three Hundred Million Dollars ($300,000,000.00); or

      a Royalty rate of ten percent (10%) if cumulative annual Net Sales of the Patented Compound in such countries are greater than Three Hundred Million Dollars ($300,000,000.00)

    Term of Royalty Obligation. The obligation to pay Royalty(ies) under this Section 7.1(A) shall expire on a Compound-by-Compound and country-by-country basis [* * *].

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    Competition. In the event Amgen determines that in a country in the Territory a Third Party(ies) is selling a product [* * *], and instead of the rates set forth in Section 7.1(B)(1), Amgen shall pay to NPS a Royalty of two percent (2%) of Net Sales of such Non-Patented NPS Compound or Non-Patented NPS/Amgen Compound in that country, for the period during which such product [* * *].

  Non-Patented NPS Compound or Non-Patented NPS/Amgen Compound

    Royalty Rates. Amgen shall pay to NPS a Royalty, based on the following Royalty rates, for annual Net Sales of an NPS Compound or of an NPS/Amgen Compound by Amgen or its sublicensees in the countries in the Territory in which the selling of such NPS Compound or NPS/Amgen Compound would not infringe a valid issued claim in Licensed Patent Rights in the country of sale "Non-Patented NPS" Compound or Non-Patented NPS/Amgen Compound"):

      a Royalty rate of three percent (3%) if cumulative annual Net Sales of the Non-Patented NPS Compound or Non-Patented NPS/Amgen Compound in such countries are less than or equal to One Hundred Million Dollars ($100,000,000.00);

      a Royalty rate of five percent (5%) if cumulative annual Net Sales of the Non-Patented NPS Compound or Non-Patented NPS/Amgen Compound in such countries are greater than One Hundred Million Dollars ($100,000,000.00) and less than or equal to Two Hundred Million Dollars ($200,000,000.00);

      a Royalty rate of six percent (6%) if cumulative annual Net Sales of the Non-Patented NPS Compound or Non-Patented NPS/Amgen Compound in such countries are greater than Two Hundred Million Dollars ($200,000,00.00) and less than or equal to Three Hundred Million Dollars ($300,000,000.00);

      a Royalty rate of seven percent (7%) if cumulative annual Net Sales of the Non-Patented NPS Compound or Non-Patented NPS/Amgen Compound in such countries are greater than Three Hundred Million Dollars ($300,000,000.00).

    Term of Royalty Obligation. The obligation to pay Royalty(ies) under this Section 7.1(B) shall expire on a Compound-by-Compound and country-by-country basis upon the earlier of (a) [* * *] years from the date of First Commercial Sale of the Non-Patented NPS Compound or [* * *] Compound in such country or (b) upon Amgen becoming obligated to pay Royalties under Section 7.1(A).

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    Competition. In the event Amgen determines that in a country in the Territory a Third Party(ies) is selling a product [* * *] and instead of the rates set forth in Section 7.1(B)(1), Amgen shall pay to NPS a Royalty of two percent (2%) of Net Sales of such Non-Patented NPS Compound or Non-Patented NPS/Amgen Compound in that country, for the period during which such product [* * *].

  Non-Patented Amgen Compound

    Royalty Rates. Amgen shall pay to NPS a Royalty, based on the following Royalty rates, for annual Net Sales of an Amgen Compound by Amgen or its sublicensees in the countries in the Territory in which the selling of such Amgen Compound would not infringe a valid issued claim in Licensed Patent Rights in the country of sale ("Non-Patented Amgen Compound"):

      a Royalty rate of six percent (6%) if cumulative annual Net Sales of the Non-Patented Amgen Compound in such countries are less than or equal to One Hundred Million Dollars ($100,000,000.00).

      a Royalty rate of eight percent (8%) if cumulative annual Net Sales of the Non-Patented Amgen Compound in such countries are greater than One Hundred Million Dollars ($100,000,000.00) and less than or equal to Two Hundred Million Dollars ($200,000,000.00).

      a Royalty rate of nine percent (9%) if cumulative annual Net Sales of the Non-Patented Amgen Compound in such countries are greater than Two Hundred Million Dollars ($200,000,000.00) and less than or equal to Three Hundred Million Dollars ($300,000,000.00).

    Term of Royalty Obligation. The obligation to pay Royalty(ies) under this Section 7.1(C) shall expire on a Compound-by-Compound and country-by-country basis upon the earlier of (a) [* * *] Compound in such country or (b) upon Amgen becoming obligated to pay Royalties under Section 7.1(A).

    Competition. In the event Amgen determines that in a country in the Territory a Third Party(ies) is selling a product [* * *] and Royalty(ies) due NPS from Amgen on Net Sales of such Non-Patented Amgen Compound in that country shall be calculated using a [* * *] percent [* * *] reduction of the rates set forth in Section 7.1(C)(1), for the period during which such product [* * *].

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  Cumulative Royalties. The obligation to pay Royalties under this Article 7 on the Net Sales of a Compound shall be imposed only once (i) with respect to the same unit of a Compound, regardless of the number of issued claims or, assuming they were to issue, pending claims included within Licensed Patent Rights which would, but for this Agreement, be infringed by the making, using or selling of such Compound and (ii) only under one of Sections 7(A), 7(B) or 7(C).

  Paid Up License. Upon expiration of Amgen's obligation hereunder to pay a Royalty on Net Sales of a Compound in a country, Amgen shall have a fully paid unrestricted license to make, use and sell such Compound in the Field of Use in that country.

7.2   Combination Product. In the event Amgen or a sublicensee of Amgen elects to sell a product in which one or more Compound(s) are sold in combination with one or more Active Component(s) ("Combination Product") in a country, the Royalties payable on Net Sales of such Combination Product in such country shall be determined as set forth below:

  In the event one (1) or more components of a Combination Product are sold separately, the Royal on sales of the Combination Product shall be equal to [* * *] .

    [* * *]

    [* * *]

  In the event one (1) or more components of a Combination Product are not sold separately, the Royalty on the sales of the Combination Product shall be equal to:

    [* * *]

    [* * *]

7.3   Third Party Patents. On a country-by-country basis, Amgen may credit [* * *] of payments paid by Amgen to any Third Party(ies) for a license to a patent or patent application of a Third Party for the making, using, or selling [* * *] of a product containing a Compound in a country against any Royalties due under Sections 7.1 and 7.2 for the sale of such Compound. Under no circumstances will Royalties be reduced below [* * *] of that due in such country for any period because of credits provided in this Section, provided, however, that unused credits in any period may be carried forward against Royalties in future periods.

7.4   Cross License. In the event that Amgen, in its sole business judgment, determines that it is necessary to grant a sublicense or a covenant not to sue under Licensed Patent Rights to any Third Party(ies) in any country in the Territory in order for Amgen to make, use or sell a Compound in the Field of Use in any country in the Territory, Amgen shall have the right to grant such sublicense or covenant not to sue to such Third Party(ies). For purposes of this Article 7, the determination of Net Sales for purposes of calculating the Royalty payable by Amgen to NPS under Sections 7.1(A), 7.1(B) and 7.1(C) shall not include sales of a Compound by such Third Party(ies) receiving a sublicense or a covenant not to sue.

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7.5   Loss of Exclusivity. In the event that during the term of this Agreement the license to any claim within Licensed Patent Rights granted under Section 2.1 is rendered non-exclusive in any country of the Territory as a result of any governmental, judicial or other action, then from the date such license is rendered non-exclusive [* * *], with all other rights and obligations remaining the same.

7.6   Payment of Royalties.

  Statement and Payment. Amgen agrees to deliver to NPS within [* * *] after the close of each calendar quarter during the term of this Agreement, a statement setting forth the Net Sales of Compounds during the previous quarter, which statement shall set forth the Royalty due hereunder, and shall be accompanied by a remittance of the corresponding Royalty payment. Notwithstanding the first sentence of this Section 7.6(A) above, until the Advance Recovery Date, Amgen shall not be obligated to pay Royalties to either NPS or Royalty Sub except as follows:

      Beginning with the first Payment Date following the close of the second calendar quarter of 2012 and until the Advance Recovery Date, Amgen shall withhold $8,000,000 from each quarterly Royalty payment and credit such $8,000,000 first (i) against the Discount Amount and then (ii) against the Unrecaptured Advance.

      On each Payment Date, Amgen shall remit to Royalty Sub any portion of Royalty payment then due in excess of $8,000,000.

      NPS or Royalty Sub shall have the option to repay the Unrecaptured Advance, in whole, together with all accrued and unpaid Discount, at any time upon at least seven (7) days prior written notice; provided, however, that if NPS or Royalty Sub elects to repay the Unrecaptured Advance, together with all accrued and unpaid Discount, on or before June 30, 2013, NPS or Royalty Sub shall pay an additional amount equal to two percent (2%) of the Unrecaptured Advance, and if NPS or Royalty Sub elects to repay the Unrecaptured Advance, together with all accrued and unpaid Discount, after June 30, 2013 but on or before June 30, 2014, NPS or Royalty Sub shall pay an additional amount equal to one percent (1%) of the Unrecaptured Advance.

  From and after the Advance Recovery Date, the payment of Royalties in accordance with Section 7.6 shall resume, including the payment of any Royalties that are in excess of the amount needed to satisfy clauses (1) and (2) above. Except as expressly set forth in the following sentence, the Unrecaptured Advance and Discount Amount shall be satisfied solely by the withholding of Royalties (or as otherwise repaid under clause (3) above) and neither NPS nor Royalty Sub shall have any obligation to make any payment in respect thereof. If an Event of

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  Default occurs, then Amgen shall have the option to have NPS repay all or a portion of any remaining Unrecaptured Advance (such repayment to be made within [* * *] days after Amgen's delivery of its request for repayment), provided, however, [* * *].

  The Discount shall accrue on the Unrecaptured Advance from the Advance Date and shall be computed for each Discount Period on a calendar quarter basis.

  For purposes of this Section 7.6(A), the following terms have the meanings set forth below:

  "Advance Date" means September 30, 2011.

  "Advance Recovery Date" means the Payment Date on which an amount equal to the Unrecaptured Advance plus the then due Discount Amount shall have been withheld by Amgen from the Royalties or otherwise paid under clause (3) above.

  "Discount" means 9% per annum on the Unrecaptured Advance compounded quarterly for each Discount Period.

  "Discount Amount" means, on any Payment Date, the amount of accrued and unpaid Discount.

  "Discount Period" means the period beginning on (and including) the Advance Date and ending on (but excluding) the first Payment Date thereafter and each successive period beginning on (and including) a Payment Date and ending on (but excluding) the next succeeding Payment Date.

  "Event of Default" means an event whereby Amgen's and/or its sublicensees' obligations to pay Royalties to NPS or Royalty Sub under the Agreement cease with respect to Net Sales [* * *] pursuant to Section 14.2(c) (Default by NPS).

  "Payment Date" means the date forty-five (45) days after the close of each calendar quarter during the term of the Agreement.

  "Royalty Advance" means the payment by Amgen of $145,000,000 to Royalty Sub as an advance against future Royalties.

  "Unrecaptured Advance" means the amount of the Royalty Advance that has not been recaptured by Amgen through the withholding of Royalties or otherwise repaid under clause (3) above as of any Payment Date (it being understood that in no event shall the application of Royalties payable by Amgen towards the Discount hereunder reduce or otherwise be deemed as a recapture of the Unrecaptured Advance).

  Basis of Calculation. The following procedure will be used to calculate and report the quarterly Royalty payments [* * *].

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  Records. Amgen's records that are necessary to determine the correctness of any payment of Royalties hereunder shall be open to inspection for [* * *] following the end of the period to which they pertain, by an independent Certified Public Accountant designated by NPS and reasonably acceptable to Amgen, at reasonable times and from time to time, during normal business hours, and upon reasonable notice, for the sole purpose of verifying the accuracy of any statement provided and the amount of Royalty(ies) due. The report of such accountant shall be limited to a certificate verifying any statement provided or payment submitted by Amgen during such period but may include, in the event the accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. Should such inspection lead to the discovery of a discrepancy to NPS's detriment in an annual period, as confirmed by Amgen, Amgen shall pay the amount of the discrepancy. NPS shall pa the full cost of the inspection unless the discrepancy is greater than[* * *] to NPS's detriment, in which case Amgen shall pay the full cost of such inspection.

  Currency. Royalties due hereunder shall be payable in United States Dollars. Net Sales received in currencies other than United States Dollars shall be converted into the United States Dollar equivalent, at the average rate of exchange as reported in International Financial Statistics for the Royalty period or, in the event International Financial Statistics does not report such conversion rate, then another reliable and generally accepted source agreeable to the Parties shall be used.

  Deposit. If Amgen or a sublicensee of Amgen under this Agreement is unable to convert a foreign currency into United States Dollars for reasons beyond its control, or is restricted by law or regulation from remitting Royalty(ies) from any country of sale, Amgen shall cause such payment to be made to NPS by deposit to the credit and account of NPS or its designated nominee in any commercial bank designated by NPS in the applicable country. Amgen shall deliver to NPS proper evidence of such `deposit.

  Taxes. All payments due hereunder shall be paid by Amgen, with a deduction of taxes or other fees which are imposed by any foreign government on Royalties payable to NPS; provided, however, if Amgen shall be reimbursed or receive credit for any taxes previously deducted from Royalties, Amgen shall pay to NPS the amount so deducted.

  Purchase of Royalties. Notwithstanding Section 7.6(A), the parties agree that Amgen will pay to Royalty Sub $25,000,000 on July 13, 2012 by wire transfer to an account designated by Royalty Sub as payment in full for all Royalties accrued after December 31, 2018 on Net Sales of any and all Compounds hereunder in the Territory; [* * *]. Additionally, in consideration for the foregoing one-time payment, as of January 1, 2019, Amgen shall have a fully paid, royalty-free, unrestricted license to make, use and sell any Compound in the Field of Use in the Territory; [* * *].

7.7   Confidential Financial Information. NPS shall treat all financial information subject to review under this Article 7, or under any sublicense agreement, as Amgen Confidential Information, and shall cause its Certified Public Accountant to be bound to obligations of confidentiality to retain all such financial information at least as restrictive as NPS's obligations of confidentiality herein. The report of the Certified Public Accountant pursuant to Section 7.6(C) shall be treated as Amgen Confidential Information. Notwithstanding any other provision in this Agreement, under no circumstances may the report of the Certified Public Accountant under Section 7.6(C) be provided to any Third Party which has not executed a Confidentiality Agreement.

ARTICLE 8

DEVELOPMENT

8.1   Development of Compound(s). Beginning on the Closing Date, Amgen shall assume sole and full control, authority and responsibility for conducting, funding and pursuing all aspects of development, regulatory, manufacturing, and commercialization of Compound(s) in the Territory, including without limitation, modification or termination of such activities conducted by NPS prior to the Closing Date.

8.2   Regulatory Filings and Governmental Approvals. Beginning on the Closing Date, Amgen will prepare and file and will own all right, title and interest in Regulatory Filings and Governmental Approvals.

8.3   Record Retention. NPS shall retain, preserve and make available to Amgen during normal business hours any of the original books and records of NPS applying to the Licensed Technology and shall permit Amgen to make copies thereof.

8.4   NPS Option. NPS may elect to allocate up to two (2) FTEs per year, who are reasonably acceptable to Amgen and who may participate, under Amgen's direction and expense, [* * *] ("NPS Option"). If NPS exercises the NPS Option, the two (2) NPS FTEs will be reimbursed at [* * *] per FTE per year for a period extending from the Effective Date to the earlier to occur of (i) [* * *] from the Effective Date, (ii) until [* * *] (iii) [* * *], or (iv) NPS's election to no longer allocate the FTEs, whichever is earlier ("NPS FTE Period"). Amgen will reimburse NPS for such FTEs during the NPS FTE Period, within [* * *] after receipt of [* * *] invoices therefore from NPS.

8.5   Meetings. Amgen and NPS will meet [* * *] until the [* * *] anniversary of the Closing Date, will meet [* * *] until the [* * *] anniversary of the First Commercial Sale of the first Compound sold by Amgen and will meet thereafter as mutually desired, for Amgen to summarize the status of Amgen's Compound development and commercialization program and for NPS to update Amgen on NPS's Compound discovery program, as appropriate. Such meetings will be at mutually agreeable times and locations.

8.6   Confidential Development Information. All information generated under this Article 8 (other than Section 8.3) shall be deemed to be owned by and to be the Confidential Information of Amgen.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1   Inventions. For purposes of this Agreement, inventorship of any invention, discovery, material or information within Licensed Technology ("Invention") will, if patentable, be determined in accordance with the principles of U.S. patent law. Inventorship of an Invention, if not patentable, will be determined under such principles by treating such Invention as if they were patentable.

9.2   Designation of Inventions. If an Invention [* * *] ("NPS Invention"), the NPS Invention will be licensed to Amgen in accordance with the rights and licenses granted hereunder. All NPS Inventions shall be promptly disclosed to Amgen. If an Invention [* * *] the Invention shall be jointly owned by the parties who are assigned rights in the Invention ("Joint Invention"), subject only to the rights and licenses granted hereunder.

9.3   NPS Inventions.

  Prosecution by NPS. NPS shall be responsible for and shall retain outside counsel reasonably acceptable to Amgen to prepare, file, prosecute, maintain and defend patent applications and patents claiming NPS Inventions before all national and international patent offices within the Territory, at NPS's cost and expense. NPS shall regularly consult with Amgen and keep Amgen advised of the status of patent matters. NPS specifically agrees to provide Amgen with copies of and with sufficient time and opportunity, but in no event less than thirty (30) days, to review, comment and consult on all such patent applications and patents and all correspondence to and from such patent offices, including proposed responses, interferences and oppositions.

  Input by Amgen. NPS shall prepare, file, prosecute, maintain and defend any patent claim or claims requested by Amgen which generically or specifically claim an NPS Invention, and shall advance any reasonable arguments suggested by Amgen in support of the patentability of NPS Inventions. Moreover, NPS shall prepare, file, prosecute and maintain patent applications and patents claiming NPS Inventions in any country requested by Amgen. In any action taken by NPS in the prosecution of, or in the defense of an action by a Third Party(ies) related to patent invalidity or non-patentability of, any patent application or patent claiming an NPS Invention, NPS shall not admit the invalidity or non-patentability of any Licensed Patent Rights or take any other action that may diminish Licensed Patent Rights without Amgen's prior written consent. Moreover, if Amgen concludes that taking any specific action(s) may likely have a materially adverse effect on Amgen's interests in such Licensed Patent Rights, and timely gives NPS notice thereof, then NPS shall not take such specific action(s) without the prior express written consent of Amgen.

  Election Not to Proceed. Should NPS wish to abandon any, or cease the defense or maintenance of, any patent applications and patents claiming NPS Inventions, it shall first obtain written approval from Amgen. [* * *], Amgen, at its option and expense, may continue the prosecution or maintenance of such patent application or patent. A decision by Amgen not to prepare, file, prosecute or maintain any patent application or patent claiming an

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  NPS Invention will not affect Amgen's rights under this Agreement, specifically including the rights and licenses granted under Section 2.1 through 2.3.

  Other Property Rights. In the event that NPS elects to establish property rights other than patents to any NPS Invention, Amgen shall receive the same rights from such other property rights as provided for patents in this Agreement.

9.4   Joint Inventions.

  Prosecution by Amgen. Amgen shall have the first right to retain outside counsel reasonably acceptable to NPS to prepare, file, prosecute, maintain and defend patent applications and patents claiming Joint Inventions before all national and international Patent Offices throughout the world, at Amgen's cost and expense. Amgen shall regularly consult with NPS and keep NPS advised of the status of patent matters. Amgen specifically agrees to provide NPS with copies of and with sufficient time and opportunity, but in no event less than thirty (30) days, to review, comment and consult on all such patent applications and patents and all correspondence to and from such patent offices, including proposed responses, interferences and oppositions.

  Input by NPS. In any action taken by Amgen in the prosecution of, or defense of an action by a Third Party(ies) related to patent invalidity or non-patentability of, any patent applications and patents claiming Joint Inventions, Amgen shall not admit the invalidity or non-patentability of any Licensed Patent Rights or take any other action that may diminish Licensed Patent Rights without NPS's prior written consent. Moreover, if NPS concludes that taking any specific action(s) may likely have a materially adverse effect an NPS's interests in Licensed Patent Rights, and timely gives Amgen notice thereof, then Amgen shall not take such specific action(s) without the prior express written consent of NPS.

  Election Not to Proceed. Amgen shall be free, at any time and at is sole option, to elect not to proceed with and/or to abandon the preparation, filing, prosecution, maintenance or defense of any patent application or patent claiming Joint Inventions in any country, provided, that it gives NPS notice of such intention at least thirty (30) days before a final due date which would result in abandonment or bar of patentability of such patent or patent application. In such case, NPS, at its option, may continue prosecution or maintenance at its own cost. A decision by Amgen not to prepare, file, prosecute or maintain any patent application or patent claiming a Joint Invention will not affect Amgen's rights under this Agreement, specifically including the rights and licenses granted under Sections 2.1 through 2.3.

9.5   Trademarks.

  Right to Select. Amgen, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks and tradenames which it employs in connection with the commercialization of Compounds.

  Prosecution of Licensed Trademark Rights by Amgen. With respect to Licensed Trademark Rights, Amgen shall have the first right to retain outside counsel reasonably acceptable to NPS to prepare, file, prosecute, maintain and defend Licensed Trademark Rights

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  before all national and international trademark offices in the Territory, at Amgen's cost and expense. Amgen shall regularly consult with NPS and keep NPS advised of the status of Licensed Trademark Rights. Amgen specifically agrees to provide NPS with copies of and with sufficient time and opportunity, but in no event less than thirty (30) days, to review, comment and consult on all trademark applications and trademarks within Licensed Trademark Rights and all correspondence to and from such Trademark Offices, including proposed responses and oppositions.

  Election Not to Proceed with Licensed Trademark Rights. Amgen shall be free, at any time and at its sole option, to elect not to proceed with and/or to abandon the preparation, filing, prosecution, maintenance or defense of any trademark application or trademark within Licensed Trademark Rights in any country, provided that it gives NPS notice of such intention at least thirty (30) days before a final due date which would result in abandonment or bar of the trademark or trademark application within Licensed Trademark Rights. In such case, NPS, at its option, may continue prosecution or maintenance at its own cost. A decision by Amgen not to prepare, file, prosecute or maintain any trademark application or trademark within Licensed Trademark Rights will not affect Amgen's rights under this Agreement, specifically including the licenses granted under Sections 2.1 to 2.3.

9.6   Cooperation. Notwithstanding which Party has exclusive control over the prosecution of Licensed Patent Rights and Licensed Trademark Rights, NPS and Amgen shall cooperate with each other and render all reasonable assistance in prosecuting and maintaining such Licensed Patent Rights and Licensed Trademark Rights. Both Parties shall meet on a regular, but not less than on a quarterly, basis to discuss the prosecution of and to discuss other proceedings such as interferences and oppositions concerning Licensed Patent Rights and Licensed Trademark Rights. Amgen and NPS agree to cooperate with each other (and to use best efforts to ensure the cooperation of any of their respective personnel and licensee(s) as might reasonably be requested) in any such matters, and shall sign any necessary legal papers and provide the Party responsible for such prosecution with data or other information in support thereof.

ARTICLE 10

PATENT ENFORCEMENT AND INFRINGEMENT

10.1   Enforcement of Licensed Patent Rights. In the event either party becomes aware of any suspected infringement by a Third Party(ies) of any claim within Licensed Patent Rights, that Party shall promptly notify the other Party in writing. The enforcement of such Licensed Patent Rights will be as set forth below:

  Enforcement by Amgen.
    [* * *]
      [* * *]
      [* * *]

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    [* * *]
    [* * *]

  Enforcement by [* * *].
    [* * *]
    [* * *]

10.2   Enforcement of Licensed Trademark Rights. In the event either Party becomes aware of any suspected infringement by a Third Party(ies) of any Licensed Trademark Rights in the Field of Use in the Territory, that Party shall promptly notify the other Party in writing. Amgen shall have the right but not the obligation, in its own name, to initiate trademark infringement proceedings against such Third Party in such country. Amgen shall have exclusive control over the conduct of any such proceedings, including the right to settle or compromise such proceedings consistent with Amgen's licenses under Licensed Patent Rights. The expense of any such proceedings, including lawyers' fees and costs, shall be borne by Amgen. NPS shall execute all necessary and proper documents and take all other appropriate action required to initiate and prosecute such proceedings. If Amgen elects to commence an action for infringement and NPS is a legally indispensable party to such action, NPS shall have the right to assign to Amgen its right, title and interest in the subject trademark(s) or application(s) in lieu of joining as an indispensable party, should that be sufficient for purposes of commencing and maintaining the action. Regardless of such assignment or not, however, NPS shall cooperate fully with Amgen in such action upon request by Amgen. During the term of this Agreement, NPS agrees to use its best efforts to ensure that any NPS personnel and NPS licensee(s) (as might reasonably be requested for assistance by Amgen) will be available to cooperate with Amgen, at Amgen's request and expense, in connection with such action.

10.3   Infringement Defense.

  Right of Amgen. [* * *]

  Reservation of Royalty(ies). [* * *]

10.4   Enforcement of Screening Patents. NPS alone shall have the right but not the obligation, in its own name and at its sole cost and expense, to initiate patent infringement proceedings against any Third Party(ies) suspected of infringing a claim within Screening Patents, except to the extent that such proceedings could reasonably be expected to result in a challenge to the validity or enforceability of the Licensed Patents other than Screening Patents, in which case NPS shall have no right to initiate or otherwise pursue such proceedings without the prior written consent of Amgen. NPS shall have exclusive control over the conduct of any such patent infringement proceedings, including the right to settle or compromise such proceedings, provided, however that no such settlement or compromise shall be made by NPS, which has an adverse effect on the rights of Amgen without Amgen's prior written consent. If NPS elects to commence an action for infringement, Amgen shall cooperate at NPS' sole cost and expense with reasonable requests of NPS for such cooperation. During the term of this

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Agreement, Amgen agrees to use commercially reasonable efforts to ensure that any Amgen personnel (as might reasonably be requested for assistance by NPS) will be available to cooperate with NPS consistent with the terms set forth in this Section 10.4. Any award paid to NPS by Third Party(ies) as a result of such patent infringement proceedings shall belong to NPS. Notwithstanding the foregoing, nothing in this Section 10.4 shall alter in any way either Party's rights or obligations under Section 10.1, 10.2 or 10.3 of the Original Agreement.

ARTICLE 11

CONFIDENTIALITY

11.1   Confidentiality . Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, the Parties agree that, for the term of this Agreement and for [* * *] years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as provided for in this Agreement, any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

  was already known to the receiving Party at the time of disclosure by the other Party;

  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

  was disclosed to the receiving Party by a Third Party(ies) who had no obligation to the disclosing Party not to disclose such information to others; or

  was independently developed by the Receiving Party without the use of the disclosed information, as evidenced by the Receiving Party's written records.

11.2   NPS Confidential Information.

  Disclosure by Amgen. Notwithstanding the foregoing, Amgen may disclose NPS Confidential Information to the extent such disclosure(i) is related to Compound(s), metabolites of Compound(s), intermediates in the manufacture of Compound(s) and methods of making, formulating, delivering and using Compound(s) and metabolites of Compounds in the HPT Field or (ii) is reasonably necessary in the following:

      pursuing development and commercialization of Compound(s) in the Territory;

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      filing or prosecuting patent applications and patents within Licensed Patent Rights;

      prosecuting or defending litigation; and

      complying with applicable law, regulation or order of a government authority or court of competent jurisdiction (including any applicable securities laws).

  Non-disclosure by NPS. NPS shall not disclose NPS Confidential Information pertaining to Compound(s) to any Third Party(ies), without the prior approval of Amgen, provided, however, that NPS may disclose NPS Confidential Information (i) [* * *] (ii) to patent offices to exercise its rights under Section 9.3(A), and (iii) to courts and governmental agencies or other bodies to comply with applicable law, regulation or order of a government authority or court of competent jurisdiction (including any applicable securities laws).

11.3   Reports to [* * *]. [* * *]

11.4   This Agreement. The Parties agree that the material terms of this Agreement shall be considered Confidential Information of both Parties. The Parties will consult with one another on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law or regulation. Notwithstanding the foregoing, each Party shall have the right to disclose in confidence under terms and conditions at least as restrictive as set forth herein the material terms of this Agreement to parties providing accounting, financing (i.e., individual investors and financial. institutions such as venture capitalist firms or investment banks and their Affiliates which are not in the business of developing, manufacturing or marketing pharmaceutical or diagnostic products), legal or similar services for such Party and who have a need to know such terms in order to provide such services.

11.5   Amgen Confidential Information.

  Disclosure by NPS. Notwithstanding Section 11.1 above, NPS or Royalty Sub may disclose only to a Lender, a prospective Lender or a Permitted Holder in connection with a Financing Transaction the Amgen Confidential Information identified below but only to the extent required in order for NPS or Royalty Sub to comply with its obligations under any agreement with the Lenders, provided, however, that any such Lender or prospective Lender must have executed a Confidentiality Agreement pursuant to Section 11.5(B) hereto prior to NPS or Royalty Sub furnishing such Lender or prospective Lender with any Amgen Confidential Information pursuant to this provision.

  *Statements, reports and information provided by Amgen, or a certified public accountant designated in accordance with Section 7.6(C), pursuant to Section 7.6 of the Agreement.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been
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  Confidentiality Agreements. Royalty Sub shall enter into a Confidentiality Agreement with Amgen. Any Lender, prospective Lender, or Third Party which intends to become a Permitted Holder shall execute and enter into a Confidentiality Agreement.

  No Security Interest in Amgen Confidential Information. Notwithstanding any other provision in this Agreement, NPS and Royalty Sub shall not grant any security interest in Amgen Confidential Information.

  Limitation on Duties to Disclose. Notwithstanding any other provision in this Agreement, Amgen, NPS and Royalty Sub shall have no obligation to disclose any Confidential Information to any Third Party which has not entered into a Confidentiality Agreement.

  Royalty Sub's Right to Amgen Confidential Information. Provided Royalty Sub executes and performs under a Confidentiality Agreement pursuant to Section 11.5(B) and agrees that any information provided to Royalty Sub by Amgen pursuant to this provision shall remain Amgen Confidential Information, Amgen shall grant Royalty Sub access to Amgen Confidential Information as follows:

    Amgen shall provide Royalty Sub with a copy of all notices and/or statements from Amgen to NPS related to NPS's rights to receive Milestone Payments under Article 6 and receive Royalties under Article 7 and Section 14.3, including the statements under Section 7.6(A) setting forth, among other things, the Royalties due;

    Amgen shall arrange for Royalty Sub to receive a copy of any report from an independent Certified Public Accountant appointed under Section 7.6(C); and

    To the extent access to Amgen Confidential Information is required in order for Royalty Sub to comply with its obligations under any agreement with the Lenders, Amgen shall provide Royalty Sub with access to any Amgen Confidential Information other than as set forth in subparts (i) and (ii) above to which NPS would have had the right to access under this Agreement specifically relating to those rights sold and/or contributed to Royalty Sub as set forth in Section 17.3(B).

ARTICLE 12

PUBLICATIONS AND PRESENTATIONS

12.1   Publications and Presentations. Amgen and. NPS will treat matters of authorship of scientific abstracts, manuscripts or other publications (or presentations) in a proper collaborative spirit, giving credit where it is due. With respect to NPS's publications and presentations, NPS shall not submit or present any written or oral publication, any manuscript, abstract or the like which includes data or other information related to Licensed Technology

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been
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(including Compounds) or Amgen Confidential Information without first obtaining the prior written consent of Amgen.

ARTICLE 13

INDEMNIFICATION AND INSURANCE

13.1   Indemnification by Amgen. Amgen agrees to indemnify, defend and hold harmless NPS and its directors, officers, agents and employees from any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) in connection with any claims, suits, action or judgments [* * *].

13.2   Indemnification by NPS. NPS agrees to indemnify and hold harmless Amgen and its directors, officers, agents and employees from any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) in connection with any claims, suits, action or judgments [* * *].

13.3   Insurance. Amgen and NPS each shall maintain insurance, [* * *].

ARTICLE 14

TERMINATION

14.1   Termination of Licenses or Agreement. At any time during the term of this Agreement, Amgen may, upon [* * *] written notice to NPS (i) terminate, in whole or in part, any of the licenses to Licensed Technology granted hereunder and/or (ii) terminate this Agreement. Termination of this Agreement shall terminate all licenses to Licensed Technology granted herein, with all licenses to Licensed Technology granted by NPS to Amgen reverting to NPS and Amgen's obligations to pay Royalties and Milestone Payments terminating.

14.2   Default.

  Notice of Default. In the event any representation or warranty under Article 15 shall have been untrue when made (a "Representation Default"), or upon the failure of either Party to comply with any material obligation set forth in this Agreement (a "Performance Default"), including any obligation of NPS under any Collaborative Agreement the failure to comply with which would terminate or diminish NPS's rights thereunder and Amgen's rights under this Agreement (a "Default"), the Party not in Default ("non-Defaulting Party") shall give to the Party in Default ("Defaulting Party") written notice ("Notice of Default") specifying the nature of the Default and requesting that the Defaulting Party cure such Default within [* * *]. If the Defaulting Party shall dispute the existence, extent or nature of any Default set forth in a Notice of Default, the Parties shall use efforts to resolve the dispute.

  Default by Amgen. In the event (1) a Representation Default by Amgen or (2) a Performance Default by Amgen in a country in the Territory shall not be cured within [* * *] of Amgen's receipt of a Notice of Default or, if such Default cannot be cured within such

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  [* * *] period, Amgen has failed to commence substantial remedial actions within such [* * *] period and to diligently pursue the same, and such Default arises from activities related to the development and commercialization of a specific Compound (a "Compound Default") then NPS at its option, [* * *]
      such Default relates to other than a Compound Default (an "Agreement Default") the NPS, at its option, may [* * *]

  Default by NPS. In the event (1) a Representation Default by NPS or (2) a Performance Default by NPS shall not be cured within [* * *] of NPS's receipt of a Notice of Default or, if such Performance Default cannot be cured within such [* * *] , NPS has failed to commence substantial remedial actions within such [* * *] period and to diligently pursue with same, Amgen's and its sublicensees' obligations [* * *].

14.3   Insolvency or Bankruptcy.

  Insolvent Party. In addition to any other remedies available to it by law or in equity, a Party may terminate this Agreement upon providing written notice to the other Party (the "Insolvent Party"), in the event the Insolvent Party shall have become insolvent or bankrupt or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party, or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for [* * *] undismissed, unbonded and undischarged.

  Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Amgen or NPS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party which is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding (or a trustee on behalf of the subject Party) elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been
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  Rights Upon Bankruptcy. In the event NPS shall be the Insolvent Party and Amgen elects to terminate this Agreement pursuant to this Section 14.3, all rights and obligations hereunder shall terminate, provided, however, Amgen shall retain all licenses to Licensed Technology granted herein, subject to the payment to NPS of Milestone Payments pursuant to Article 6 and Royalties pursuant to Article 7 for Compound(s) encompassing Licensed Technology.

14.4   Acquisition of NPS. In the event that during the term of the NPS Option, a Third Party (the "Acquiring Party") shall acquire, directly or indirectly, thirty-five percent (35%) or more of the shares of NPS stock entitled to vote for the election of directors of NPS, Amgen shall have the right, within one hundred and twenty (120) days of such acquisition, to terminate NPS's rights and Amgen's obligations under Sections 8.4 and 8.5, provided however, that all other rights and obligations shall remain in full force and effect.

14.5   Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of any licenses under this Agreement or of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations under Articles 12 and 13. Upon termination of this Agreement in its entirety or with respect to any country or Compound, Amgen shall notify NPS of the amount of Compound(s) Amgen and its sublicensees and distributors then have on hand, the sale of which would, but for the termination, be subject to a Royalty(ies), and Amgen and its sublicensees and distributors shall thereupon be permitted to sell that amount of Compound(s) provided that Amgen shall pay the Royalty(ies) thereon at the time provided for.

14.6   Damages. In no event shall either Party be responsible for any consequential damages incurred by the other Party in connection with this Agreement, including, without limitation, lost profits or opportunities or injury to Person or property resulting from the termination (in whole or part) of the licenses to Licensed Technology or this Agreement.

ARTICLE 15

REPRESENTATIONS AND WARRANTIES

15.1   Representations and Warranties by NPS. NPS represents and warrants that as of the Closing Date:

  Corporate Power. NPS is duly organized and validly existing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

  Due Authorization. NPS is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on NPS's behalf has been duly authorized to do so by all requisite legal action.

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  Binding Agreement. This Agreement is a legal and valid obligation binding upon NPS and enforceable in. accordance with its terms. The execution, delivery and performance of this Agreement by NPS does not conflict with any encumbrances, agreement, instrument or understanding (oral, written or implied) to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

  Control of Licensed Technology. NPS is the owner or licensee of Licensed Technology existing as of the Closing Date.

  Validity of Licensed Patent Rights. NPS has no reason to believe based upon a reasonable search of public information and has no knowledge of any facts from which it can be inferred that Licensed Patent Rights are invalid, provided, however, that nothing herein shall be construed as a warranty and representation by NPS of the validity of Licensed Patent Rights.

  Right to Practice. NPS has no reason to believe based upon a reasonable search of the public information and has no knowledge of any facts of any claim asserting that any or all Licensed Technology falls within the scope of any intellectual property rights of any Third Party(ies), provided, however, that nothing herein shall be construed as a warranty and representation by NPS that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, registered design or other intellectual property rights.

  No Infringement of Licensed Patent Rights. NPS has no reason to believe and has no knowledge of any facts of any Third Party infringement of any of Licensed Patent Rights.

  Brigham and Women's Agreements. The Brigham and Women's Agreements are legal and valid obligations binding upon the parties thereto and enforceable in accordance with their terms. The Brigham and Women's Agreements grant NPS the right to grant a sublicense to Amgen consistent with the rights and licenses herein. NPS has not received any notice of default, and is not in default, of its obligations under the Brigham and Women's Agreements. Brigham and Women's has notified NPS that Brigham and Women's will provide NPS with a letter of assurance that Amgen's obligation of performance under this Agreement will be consistent with the terms of the Brigham and Women's Agreements.

  Kirin Collaborative Agreement. The Kirin Collaborative Agreement is legal and a valid obligation binding upon the parties thereto and enforceable in accordance with its terms. [* * *] NPS has not received any notice of default, and is not in default of its obligations under the Kirin Collaborative Agreement.

  SKB Collaborative Agreement. The SKB Collaborative Agreement is legal and a valid obligation binding upon the parties thereto and enforceable in accordance with its terms. [* * *] NPS has not received any notice of default, and is not in default, of its obligations under the SKB Collaborative Agreement.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

  Due Diligence. NPS acknowledges that in entering into this Agreement Amgen has relied upon information supplied by NPS and information which NPS has caused to be supplied to Amgen by NPS's agents and/or representatives concerning NPS Compound(s). To the best of NPS's knowledge as of the Closing Date, NPS has disclosed all data and information regarding Compounds in its possession or generated under the Development Contracts and has not furnished to Amgen any information which is untrue or omitted to furnish Amgen any information available to NPS concerning Licensed Technology (including Compounds) required to make the disclosed information complete and not misleading, or the transactions contemplated by this Agreement which would be material to Amgen's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein. Specifically, NPS has no reason to believe and has no knowledge of any facts regarding the existence of any material preclinical or clinical data or information concerning a Compound(s), which NPS has not disclosed to Amgen.

  [* * *]. [* * *]

  Title. NPS has good and marketable title to NPS Materials, free and clear of all liens, mortgages, deeds of trust, easements, restrictions, pledges, encumbrances, sales, agreements, security interests, claims by any Third Party(ies) of right to use, possess or adversely possess except as set forth herein.

  No Action. NPS is aware of no action, suit or inquiry or investigation contemplated or instituted by any U.S. federal or state governmental agency which questions or threatens the validity of this Agreement or the NPS Collaborative Agreements.

  Appendices. NPS has exercised best efforts in ensuring that the Appendices are complete in all material respects as of the Closing Date and, in the event that any other items have not been included in the Appendices as of the Closing Date, then NPS shall promptly provide those items and complete the respective Appendices and all Appendices shall be completed and updated within [* * *] of the Closing Date. NPS shall be responsible for any and all costs and expenses in connection with acquiring rights consistent with Amgen's rights under this Agreement, specifically including the rights and licenses granted under Sections 2.1 through 2.3.

15.2   Representations and Warranties by Amgen. Amgen represents and warrants that as of the Closing Date:

  Corporate Power. Amgen is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

  Due Authorization. Amgen is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Amgen's behalf has been duly authorized to do so by all requisite corporate action.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

  Binding Agreement. This Agreement is a legal and valid obligation binding upon Amgen, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Amgen do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

  No Action. Amgen is aware of no action, suit or inquiry or investigation contemplated or instituted by any U.S. federal or state governmental agency which questions or threatens the validity of this Agreement.

  Competition. [* * *]

  Testing. Amgen covenants that it will undertake studies with the intent and for the purpose of generating data to determine if each Compound [* * *] including but not limited to [* * *] and [* * *] meets all criteria for selection by Amgen as a candidate for accumulation of preclinical data deemed necessary or desirable by Amgen to file an IND or similar application outside of the United States.

ARTICLE 16

COVENANTS

16.1   Covenants by NPS.

  NPS Covenant. Subject to Section 3.1, NPS shall not itself, nor shall any of its licensee(s) (other than Amgen pursuant to this Agreement) undertake to make, use or sell (including to develop and seek registration for) any Compound [* * *] for any use (including for use in the treatment of any indication within the HPT Field) in the Territory.

  Exclusivity. NPS covenants that it will not during the term of this Agreement grant any right, license, consent or privilege to any Third Party(ies) in the Territory which would conflict with the rights granted to Amgen hereunder. NPS covenants that during the term of this Agreement, NPS will work exclusively with Amgen (i) with respect to Compound(s) [* * *] in the Field of Use in the Territory, (ii) with respect to the development and commercialization in the Territory of compounds which have PTH Lowering Activity [* * *] and (iii) with respect to research related to the discovery or characterization of Compounds having PTH Lowering Activity (subject to Section 3.1), unless otherwise agreed in writing in advance by Amgen on a case-by-case basis.

  Commercially Reasonable Efforts. NPS covenants to use Commercially Reasonable Efforts to perform its obligations hereunder to accomplish the goals and objectives set forth herein, including but not limited to conducting its assigned responsibilities during the NPS FTE Period, and conducting research itself or with any Third Party(ies) (including under the NPS Collaborative Agreements) to discover, identify and characterize compound(s) which have PTH Lowering Activity. NPS and Amgen agree and acknowledge that access to backup compounds is material to Amgen entering into this agreement under the terms and conditions set forth herein.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

  NPS Collaborative Agreements. NPS covenants to take any action, or not to take any action, to retain in full force and effect for the term of this Agreement the licenses under the NPS Collaborative Agreements relating to Amgen's rights hereunder. [* * *] NPS shall be solely responsible for paying all fees, milestones and royalties and any other performance obligations under the NPS Collaborative Agreements. In the event that NPS receives notice that NPS has committed a breach of its obligations under one of the NPS Collaborative Agreements, or if NPS anticipates such breach, such as may give rise to a right by the other party to terminate or diminish NPS's rights thereunder and Amgen's rights under this Agreement, NPS shall notify Amgen promptly of such situation and shall use best efforts promptly to cure such breach. However, in addition to Amgen's other remedies, if NPS is unable to cure such breach, NPS shall, to the extent possible, permit Amgen to cure such breach if Amgen so desires, with all fees and expenses (including attorneys' fees) incurred by Amgen being creditable by Amgen against future Royalty(ies).

  Kirin Collaborative Agreement. [* * *]

16.2   Covenants by Amgen

  Amgen Covenant. Amgen covenants not to pursue clinical development and registration of Class A Compound(s), Other Compound(s), NPS/Amgen Compound(s), [* * *], licensed under Licensed Patent Rights, in the Osteoporosis Field, [* * *]. Notwithstanding the above, Amgen has the unrestricted right to make, use and sell (including to develop and seek registration for) any Compound for disease indications within the HPT Field, including for those patients who have disease(s) within the HPT Field and who also have disease(s) within the Osteoporosis Field.

  Exclusivity. Amgen covenants that during the term of this Agreement, Amgen will work exclusively with NPS in the Field of Use in the Territory with respect to Compound(s) [* * *] unless agreed otherwise in writing in advance by NPS on a case-by-case basis.

  Commercially Reasonable Efforts.

    Amgen shall use Commercially Reasonable Efforts in pursuing development and commercialization of [* * *] in the Territory.

    It shall be in Amgen's sole discretion as to which and how many [* * *] shall be developed under this Agreement and Licensed Technology used to develop such [* * *].

    By way of example and not by way of limitation, if Amgen pursues [* * *], it will be deemed to have used Commercially Reasonable Efforts hereunder.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE 17

MISCELLANEOUS

17.1   Notices. Any Notice required to be given pursuant to this Agreement shall be effective upon date of receipt by personal delivery, by courier service (one or two day delivery, postage prepaid) or, if by mail, by registered or certified mail (return receipt requested) by one Party to the other Party at the addresses noted below:

In the case of Amgen, notice should be sent to:

Amgen Inc.
Amgen Center
1840 DeHavilland Drive
Thousand Oaks, CA 91320-1789

Attention: [* * *]

In the case of NPS, notice should be sent to:

NPS Pharmaceuticals, Inc.
420 Chipeta Way
Salt Lake City, Utah 84108

Attention: [* * *]

[NPS and Amgen agree that the Agreement currently creates a general intangible for NPS as defined in Article 9 of the Delaware Uniform Commercial Code. Although NPS seeks permission to sell or contribute its rights to receive Milestone Payments under Article 6, to receive Royalties under Article 7 and Section 14.3 and to receive payments under Section 10.1 to Royalty Sub which will in turn grant a security interest in such rights, the principal obligation of Amgen under the Agreement will continue to be its numerous duties relating to the development, manufacture and commercialization of Compounds. Amgen and NPS agree that Amgen's principal obligation under the Agreement is not and will not be a monetary obligation. Any consent of Amgen to this Amendment is expressly conditioned on Amgen being entitled to the continued protection against subsequent transfers afforded account debtors of general intangibles contained in Title 6, Article 9, Section 9-408(d) of the Delaware Uniform Commercial Code, or any corresponding provision of any applicable Uniform Commercial Code as enacted in any other state. Accordingly, Royalty Sub shall be at the time of transfer and shall remain a corporation chartered under the laws of the state of Delaware. As a condition to obtaining this amendment, NPS agrees that Royalty Sub will not change its corporate domicile nor merge into any entity in a State other than Delaware without the written consent of Amgen. To effectuate this provision, Article 17 of the Agreement is hereby amended by inserting the following section:]

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

17.2   Laws to Govern. This Agreement shall be interpreted and governed in accordance with the laws of the State of California, except that questions affecting the construction and effect of any patent application or patent within Licensed Patent Rights or trademark application or trademark within Licensed Trademark Rights shall be determined by the law of the country in which the patent or trademark application is pending or the patent or trademark was granted. The Parties hereby submit to the jurisdiction of the California courts, both state and federal, in all matters concerning this Agreement.

17.3   Assignment. Neither this Agreement nor any interest hereunder shall be assignable by any Party to any Third Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to any successor by merger thereof or purchase or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor (or a party succeeding the assignor) shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of a Party, and the name of such Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Article shall be void.

17.4   Trademarks. Other than Amgen's rights under this Agreement, specifically including the rights and licenses granted under Sections 2.1 through 2.3, no right, express or implied, is granted by this Agreement for NPS to use in any manner the name "Amgen" or for Amgen to use in any manner the name "NPS" or any other trademark or trade name of the other Party in connection with the performance of this Agreement or otherwise or the name of any member of the staff of the other Party.

17.5   Public Announcements. If either Party desires to, or is required by law to, make a public announcement concerning this Agreement or the subject matter hereof, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, which approval shall not be unreasonably withheld and which shall be unnecessary when, in the opinion of legal counsel to the announcing party, such announcement is required by law to be made in the form submitted to other Party. Notwithstanding that a public announcement by a Party may be required by law, the Parties will work together in good faith to agree on the format, content and other elements of the required filing.

17.6   Export Requirements. Each Party agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data including all Export Administration Regulations of the United States Department of Commerce. Each party hereby agrees and by entering into this Agreement gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data within Licensed Technology, that it will be solely responsible for any violation of any such laws and regulations by itself or its sublicensees, and that it will indemnify, defend and hold the other Party harmless from any liability in the event of any legal action of any nature occasioned by such violation.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

17.7   Good Faith. NPS and Amgen shall deal with each other in good faith. The Parties agree that in the event of a dispute between them arising from, concerning, or in any way relating to this Agreement, the Parties shall undertake good faith efforts to amicably resolve such dispute between themselves. In the event the Parties shall be unable to resolve any such dispute, [* * *].

17.8   Force Majeure. The Parties shall not be liable in any manner for failure or delay in fulfillment of all or part of this Agreement, directly or indirectly caused by acts of God, governmental orders or restrictions, war, war-like condition, revolution, riot, looting, strike, earthquake, lockout, fire, flood or other similar or dissimilar causes or circumstances beyond the non-performing Party's control. The non-performing Party shall promptly notify the other Party of the cause or circumstance and shall recommence its performance of its obligations as soon as practicable after the cause or circumstance ceases.

17.9   Independent Contractors. The relationship between NPS and Amgen is that of independent contractors. NPS and Amgen are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. NPS shall have no power to bind or obligate Amgen in any manner. Likewise, Amgen shall have no power to bind NPS in any manner, other than as is expressly set forth in this Agreement.

17.10   Costs. Each Party will bear its own costs, expenses and fees incurred in connection with the transactions contemplated hereby, including, without limitation, attorneys fees and expenses, provided, however, that on the Closing Date Amgen shall reimburse NPS in the amount of [* * *] associated with NPS's continued development, preclinical and human clinical trial activities for Compound(s) between the Effective Date and the Closing Date.

17.11   Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

17.12   (A) Appendices. All Appendices referenced in and attached hereto are incorporated herein by reference. In case of any discrepancies between language incorporated from the Appendices and the terms of the Articles herein, the terms of the Articles shall prevail. Unless a procedure for amending an Appendix is specifically set forth in this Agreement, the Appendices shall be amended promptly, as necessary, but in no event less than on a once per calendar quarter basis by Amgen and NPS.

(B) Notwithstanding Section 17.3(A), subject to Section 11.5(B), Amgen hereby agrees that NPS may sell, assign, pledge, contribute or otherwise transfer to Royalty Sub, NPS's right to: (i) receive Milestone Payments under Article 6, (ii) receive Royalties under Article 7 and Section 14.3, (iii) receive statements under Section 7.6(A) setting forth, among other things, the Royalties due, (iv) appoint an independent Certified Public Accountant and receive a report therefrom under Section 7.6(C) and (v) receive payments under Section 10.1, and at any time thereafter Royalty Sub may grant a security interest in the rights identified in clauses (i), (ii) and (v) above to or for the benefit of any Lender or Permitted Holder in connection with a Financing Transaction. Amgen's consent under this paragraph is subject to, and conditioned upon, as applicable, the following:

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

  No entity, other than Royalty Sub, will have the right to appoint an independent Certified Public Accountant or receive a report under Section 7.6(C);

  Amgen's consent will not be construed to permit the assignment of any additional rights under this Agreement except as specified in this Section 17.3(B), the NPS Compounds, NPS/Amgen Compounds or Licensed Technology to any entity and NPS agrees not to sell, assign, pledge, contribute, transfer or grant any security interest in any of the foregoing so long as this Agreement remains in effect;

  Amgen does not waive any defenses, offsets, rights of recoupment or setoff, credits or other rights it may have under any other provisions of this Agreement, including with respect to any payments or liabilities otherwise due and payable to Amgen under this Agreement;

  NPS shall promptly notify Amgen of any notice received from Brigham and Women's relating to NPS' failure to meet its payment obligations under the Brigham and Women's Agreements in connection with sales of Compounds hereunder, and Amgen shall have the right to make such payments on behalf of NPS and offset any such payments made against any Royalties or other monies due and payable pursuant to Sections 7.6, 10.1 and 14.3 of the Agreement;

  NPS and Royalty Sub will include the following language in the private placement memorandum for the Financing Transaction: "Amgen, the licensee under the License Agreement, is not participating in this private placement. Amgen has not reviewed and is not responsible for the accuracy or completeness of any information contained in this Private Placement Memorandum. None of the Issuer, NPS, the Placement Agent or the Trustee has been afforded any opportunity to conduct due diligence inquiries regarding Amgen in connection with the private placement. Each prospective investor must rely on its own inquiry regarding Amgen and such other information as may be available to it.";

  NPS and Royalty Sub will include the following language (or substantively similar language) in any agreement pursuant to which an entity purchases Notes from Royalty Sub in connection with the Financing Transaction: "Purchaser acknowledges and agrees that Amgen is not a party to this transaction and has not participated in the preparation of any documents related thereto, including, without limitation, the private placement memorandum, and that Amgen makes no representations or warranties whatsoever with respect to the transactions contemplated by the private placement memorandum, including, without limitation, the issuance of notes by Royalty Sub, the value thereof or the risks associated therewith.";

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

  NPS and Royalty Sub will include the following language (or substantively similar language) in the indenture agreement to be entered into between Royalty Sub and the Trustee (as defined in the private placement memorandum for the Financing Transaction) (the "Indenture Agreement"): "Trustee acknowledges and agrees that information provided by Amgen to Trustee in connection with the Development and License Agreement between Amgen and NPS dated December 27, 1995 (as amended, the "License Agreement"), including, without limitation, any royalty statements and reports provided by or on behalf of Amgen pursuant to Section 7.6 of the License Agreement, are the confidential information of Amgen and will be subject to the confidentiality provisions of this Indenture Agreement and that Amgen is a third party beneficiary of such obligations." NPS and Royalty Sub shall also ensure that the Indenture Agreement contains confidentiality provisions that are at least as restrictive as the provisions of this Agreement;

  NPS and Royalty Sub shall ensure that, for so long as Amgen is obligated to file quarterly or annual reports pursuant to the Securities Exchange Act of 1934, as amended, the above-identified Trustee shall not disclose or provide access to any royalty statements pursuant to Section 7.6 of the Agreement provided to such Trustee to any Third Party until after such time as Amgen has filed its quarterly or annual report relating thereto;

  Royalty Sub shall and will cause Lenders and other entities participating in the Financing Transaction to agree to, offer or sell the Notes solely to Permitted Holders;

  Royalty Sub will not pledge or grant a security interest in the above described rights unless such pledge or security interest specifically provides that, unless the Agreement has terminated, no sale or transfer of the above described rights, in foreclosure or otherwise, shall be made other than to a Permitted Holder and such a Permitted Holder shall agree not to transfer the rights acquired except to another Permitted Holder;

  Royalty Sub will not issue any of its equity interests or equity securities to any Person other than NPS; and

  NPS will not pledge or grant a security interest in any equity interest or equity security of Royalty Sub unless such pledge or security interest specifically provides that, unless the Agreement has terminated, no sale of such equity interest or security, in foreclosure or otherwise, may be made other than to a Permitted Holder and such a Permitted Holder shall agree not to transfer the rights acquired except to another Permitted Holder. NPS will also cause the equity interests of Royalty Sub to be certificated and will cause the transfer restriction provided for in the previous sentence to be prominently marked on all such certificates.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

17.13   Severability. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unenforceable, shall be divisible and deleted in such jurisdiction and the remainder of this Agreement shall remain in full force and effect; elsewhere, this Agreement shall not be affected.

17.14   Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to perform all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

17.15   Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

17.16   Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.

17.17   Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

17.18   Entire Understanding. This Agreement represents the entire understanding between the Parties concerning the subject matter hereof.

17.19   Additional Provisions. NPS agrees that Royalty Sub will not change its corporate domicile nor merge into any entity in a State other than Delaware without the written consent of Amgen. NPS further agrees that NPS will not sell or otherwise transfer its interest in Royalty Sub, except as provided in 17.3(B), without the written consent of Amgen.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be duly executed, all as of the Amendment Effective Date.

NPS PHARMACEUTICALS, INC.

By: /s/ Francois Nader
 Name: Francois Nader
Title: President and CEO

AMGEN INC.

By: /s/ Robert A. Bradway
 Name: Robert A. Bradway
Title: President and CEO

Acknowledged and agreed to by:

CINACALCET ROYALTY SUB LLC

By: /s/ Edward Stratemeier
 Name: Edward Stratemeier
Title: General Manager

[Signature Page to Fifth Amendment]

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

APPENDIX A

Glossary

1.1   "Active Component(s)" shall mean one or more proprietary substances (other than a Compound) which [* * *] but shall not include devices, excipients, fillers, buffers, and the like.

1.2   "Affiliate(s)" shall mean a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with a Party. For purposes of this definition, control shall mean the direct or indirect ownership of at least fifty percent (50%) or, if less than fifty percent (50%), the maximum percentage as allowed by applicable law of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest.

1.3   "Amgen" shall mean Amgen and Amgen Affiliates.

1.4   [* * *] Compound(s)" shall mean any and all compounds and all metabolic products thereof, excluding any proteins and nucleic acids, [* * *] which:

(a) have PTH Lowering Activity, and

(b) [* * *]

[* * *] Compound(s) shall specifically exclude [* * *] Compound(s).

Appendix B contains a list of all [* * *] Compound(s) known by Amgen as of the Closing Date, and will be updated in accordance with Section 17.12. In the event of a conflict between the definition of [* * *] Compound(s) and the specificity of the list in Appendix B, the definition of [* * *] Compound(s) shall control.

1.5   "Amgen Material" shall mean Amgen proprietary materials provided to NPS by Amgen hereunder, which materials include, but will not be limited to compounds and related protocols and data.

1.6   "Brigham and Women's" shall mean The Brigham and Women's Hospital Inc., a Massachusetts not-for-profit corporation having its principal offices at 75 Francis Street, Boston, Massachusetts.

1.7   "Brigham and Women's Agreements" shall mean, collectively, (i) that certain Research Agreement effective February 19, 1993, between Brigham and Women's and NPS, and that certain Patent Agreement effective February 19, 1993, between Brigham and Women's and NPS (each as amended, restated or supplemented from time to time) and (ii) upon termination of the agreements set forth in (i) above, alternative agreements approved by Amgen, if any.

Appendix H contains a full copy of each of the Brigham and Women's Agreements, with certain terms redacted, as of the Closing Date, and will be updated by NPS in accordance with Section 17.12.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

1.8   "Calcium Receptor(s)" shall mean any and all proteins located on the cell surface (plasma membrane) that detect extracellular Ca2+, and where detection enables certain cells in the body to respond to changes in the concentration of extracellular Ca2+.

1.9   "Class A Compound(s)" shall mean

  NPS R-568, [* * *] and

  all other existing and future compounds and all metabolic products thereof (a) which are [* * *] as of the Effective Date or during the term of this Agreement and (b) which have or which are considered [* * *] to have PTH [* * *]X Lowering Activity.

Appendix B contains a list of all Class A Compound(s) known by NPS as of the Closing Date, and will be updated by NPS in accordance with Section 17.12. In the event of a conflict between the definition of Class A Compound(s) and the specificity of the list in Appendix B, the definition of Class A Compound(s) shall control.

1.10   "Closing Date" shall mean March 18, 1996.

1.11   "Commercially Reasonable Efforts" shall mean efforts and resources commonly used in the research-based pharmaceutical industry for a product at a similar stage in its product life of similar market potential taking into account [* * *] and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular Compound, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Compound and the market involved.

1.12   "Compound(s)" shall mean any and all NPS Compound(s), NPS/Amgen Compound(s), [* * *].

1.13   "Confidential Information" shall mean information which, if written or embodied in a tangible item or product, is marked "confidential" by the disclosing party on first being provided to the receiving party or, if oral, is reduced to writing and marked "confidential" by the disclosing party and provided to the receiving party within thirty (30) days of the oral disclosure.

  "Confidentiality Agreement" shall mean a confidential disclosure agreement executed by a (i) Lender, a prospective Lender, or any Third Party who intends to become a Permitted Holder, and (ii) Amgen or Royalty Sub so long as Amgen is identified as a beneficiary of such agreement with the right to enforce such agreement and in form substantially identical to Exhibit A to the First Amendment to this Agreement, dated November 19,2004.

1.14   "Development Contracts" shall mean all agreements, instruments or understandings (oral, written or implied) entered into between NPS and any Third Party(ies) relating to all aspects of development and commercialization of Compound(s) in the Territory (e.g., contracts including but not limited to [* * *].

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Appendix K contains a list of all Development Contracts as of the Closing Date. In the event of a conflict between the definition of Development Contracts and the specificity of the list in Appendix K, the definition of Development Contracts shall control.

1.15   "Effective Date" shall mean December 27, 1995.

1.16   "Field of Use" shall mean [* * *]

1.17   "Financing Transaction" shall mean the transaction pursuant to which Royalty Sub will issue notes ("Notes") which are secured by the Milestone Payments and Royalties as generally described in the Cinacalcet PhaRMAsM Secured Floating Rate Notes due 2017 preliminary Private Placement Memorandum dated October 27, 2004.

1.18   "First Commercial Sale" shall mean the initial transfer by Amgen or its sublicensees under this Agreement of a Compound to a Third Party(ies) in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, following marketing approval of such Compound by government authorities.

1.19   "FTE" shall mean one (1) full time equivalent staff member.

1.20   "Governmental Approvals" shall mean any approvals, licenses, registrations or authorizations, howsoever called, of any foreign or United States federal, state or local regulatory agency, department, bureau or other government entity, including the FDA, necessary for the distribution, importation, manufacture, production, use, storage, transport or sale of Compound(s).

Appendix F contains a list of all Governmental Approvals in the Territory, filed or owned by or on behalf of NPS as of the Closing Date. In the event of a conflict between the definition of Governmental Approvals and the specificity of the list in Appendix F, the definition of Governmental Approvals shall control.

1.21   "HPT Field" shall mean hyperparathyroidism, including without limitation:

  Primary hyperparathyroidism,

  Secondary hyperparathyroidism;

  [* * *]

  [* * *]

  [* * *]

1.22   "IND" shall mean an Investigational New Drug Application filed with the United States FDA which is allowed to go into effect (e.g., for which no clinical hold is issued) and which is required for clinical testing of a human therapeutic product in the United States.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

1.23   "Kirin" shall mean Kirin Brewery Company, Limited, a Japanese corporation, having its principal offices at 10-1, Shirikawa 2-chome, Chuo-ku, Tokyo, 104 Japan.

1.24   "Kirin Collaborative Agreement" shall mean that certain Collaborative Research and License Agreement dated as of June 30, 1995, between NPS and Kirin (as the same may be amended, restated or supplemented from time to time).

Appendix I contains a full copy of the Kirin Collaborative Agreement, with certain terms redacted as of the Closing Date, which will be updated by NPS in accordance with Section 17.12.

1.25   "Lender" shall mean one or more individuals, financial institutions or institutional investors which are parties to the Financing Transaction and which are lending money to Royalty Sub which will be secured by Milestone Payments and Royalties payable hereunder.

1.26   "Licensed Know-How" shall mean all know-how including, but not limited to, trade secrets, inventions, information and data (e.g., all chemical, pharmacological, toxicological, clinical, assay, manufacturing and control information and data), results, expertise and materials, related to (i) Compound(s), including but not limited to NPS R-568, [* * *] methods of making, formulating, delivering and using Compound(s) and metabolites of Compounds, and (iv) intermediates in the manufacture of Compound(s) and metabolites of Compounds, which are necessary or useful for Amgen to develop, make, use or sell (including to develop and seek registration for) a Compound in the Field of Use in the Territory and which are owned (in whole or in part) or controlled by NPS as of the Effective Date during the terms of this Agreement.

1.27   "Licensed Patent Rights" shall mean (a) any and all patent applications heretofore or hereafter filed or having legal force in any country within the Territory owned (in whole or in part) or controlled by NPS as of the Effective Date or during the term of this Agreement, which generically or specifically claim (i) Compound(s), including but not limited to NPS R-568, [* * *] (iii) methods of making, formulating, delivering and using Compound(s) and metabolites of Compounds, and (iv) intermediates in the manufacture of Compound(s) and metabolites; (b) those claims of any and all patents that have issued or in the future issue from the foregoing patent applications, including utility, model and design patents and certificates of invention; and (c) those claims of all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

Appendix D contains a list of all patents and patent applications within Licensed Patent Rights in the Territory as of the Closing Date, and will be updated by NPS in accordance with Section 17.12. In the event of a conflict between the definition of Licensed Patent Rights and the specificity of the list in Appendix D, the definition of Licensed Patent Rights shall control.

1.28   "Licensed Technology" shall mean, collectively, Licensed Patent Rights, Licensed Know-How and Licensed Trademark Rights.

1.29   "Licensed Trademark Rights" shall mean any trade name, logo or trademark (whether or not registered) in any country within the Territory owned (in whole or part) or

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controlled by NPS as of the Effective Date or during the term of this Agreement, which are associated with any NPS Compound (together with all goodwill associated therewith).

Appendix E contains a list of all trademark applications and trademarks within Licensed Trademark Rights in the Territory as of the Closing Date and will be updated by NPS in accordance with Section 17.12. In the event of a conflict between the definition of Licensed Trademark Rights and the specificity of the list in Appendix E, the definition of Licensed Trademark Rights shall control.

1.30   "NDA" shall mean a New Drug Application filed with the United States FDA, to obtain marketing approval of a human drug therapeutic product.

1.31   "Net Sales" shall mean all revenues, recognized in accordance with generally accepted accounting principles consistently applied, which are received from sales or other dispositions with respect to any Compound by Amgen (or a sublicensee of Amgen) [* * *].

1.32   "NPS Collaborative Agreements" shall mean collectively the Brigham and Women's Agreements, the Kirin Collaborative Agreement and the SKB Collaborative Agreements.

1.33   "NPS Compound(s)" shall mean any and all Class A Compound(s), NPS/Kirin Compound(s) and Other Compound(s). NPS Compound(s) shall specifically exclude NPS/Amgen Compound(s).

1.34   "NPS Field" shall mean all uses of Compound(s), including all human therapeutic, prophylactic and diagnostic applications except for the Osteoporosis Field.

1.35   "NPS Materials" shall mean [* * *]g of NPS R-568, [* * *].

1.36   "NPS Product(s)" shall mean any and all compounds and all metabolic products thereof, other than Compounds, identified, discovered, acquired or licensed (in whole or part) by NPS and which NPS, including its licensees or collaborators, determines prior to or during the term of the Amgen Option that such `compounds [* * *].

1.37   "NPS/Amgen Compound(s)" shall mean any and all compounds and all metabolic products thereof, excluding any proteins and nucleic acids, invented jointly by NPS and Amgen [* * *] which:

    have PTH Lowering Activity, and

    [* * *].

Appendix B contains a list of all NPS/Amgen Compound(s) known by NPS as of the Closing Date, which will be updated in accordance with Section 17.12. In the event of a conflict between the definition of NPS/Amgen Compound(s) and the specificity of the list in Appendix B, the definition of NPS/Amgen Compound(s) shall control.

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1.38   "NPS/Kirin Compound(s)" shall mean any and all existing and future compounds and all metabolic products thereof:

    which are licensed by Kirin to NPS under the Kirin Collaborative Agreement as of the Effective Date or during the term of this Agreement,

    which have PTH Lowering Activity, and

    [* * *].

Appendix B contains a list of all NPS/Kirin Compound(s) known by NPS as of the Closing Date, and which will be updated by NPS in accordance with Section 17.12. In the event of a conflict between the definition of NPS/Kirin Compound(s) and the specificity of the list in Appendix B, the definition of NPS/Kirin Compound(s) shall control.

1.39   "Osteoporosis Field" shall mean the diagnosis and/or treatment and/or prophylaxis and/or palliation of osteoporosis and related bone metabolism disorders such as, but not limited to, rheumatoid arthritis and osteoarthritis, but specifically excluding the HPT Field.

1.40   "Other Compound(s)" shall mean all existing and future compounds and all metabolic products thereof, excluding NPS Class A Compound(s) and NPS/Kirin Compound(s):

    which are owned (in whole or part) by NPS or licensed to NPS by any Third Party(ies) as of the Effective Date or during the term of this Agreement,

    which have PTH Lowering Activity, and

    [* * *].

Appendix B contains a list of all Other Compound(s) known by NPS as of the Closing Date, which will be updated by NPS in accordance with Section 17.12. In the event of a conflict between the definition of Other Compound(s) and the specificity of the list in Appendix B, the definition of Other Compound(s) shall control.

1.41   "Party" shall mean either Amgen or NPS; "Parties" shall mean both Amgen and NPS.

  "Permitted Assignee" shall mean any Person that acquires one or more of the rights identified in clauses (i), (ii) or (v) of Section 17.3(B), or a portion of such rights, from a Lender after such Lender has foreclosed on such rights, but only if such Person is a Permitted Holder.

  "Permitted Holder" shall mean (i) NPS, (ii) Amgen, (iii) Royalty Sub or (iv) any Third Party who (a) is not in the business of developing, manufacturing or marketing pharmaceutical or diagnostic products, (b) is not an Affiliate of any Third Party in such business and (c) has executed a Confidentiality Agreement.

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1.42   "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof.

1.43   "PLA" shall mean a Product License Application filed with and accepted by the United States FDA, to obtain marketing approval of a human therapeutic product.

1.44   "Primary EPT" shall mean a condition characterized by increased plasma levels of PTH due to neoplasia or hyperplasia.

1.45   "PTH" shall mean parathyroid hormone and any metabolic products, fragments or derivatives thereof [* * *].

1.46   "PTH[* * *] X Lowering Activity" shall mean the characteristic of a compound if it:

  [* * *] as shown in NPS Experimental Protocol #1 (attached hereto in Appendix G);

  [* * *] as shown in NPS Experimental Protocol #2 (attached hereto in Appendix G);

  [* * *] as shown in NPS Experimental Protocol #3 (attached hereto in Appendix G).

1.47   "PTH Lowering Activity" shall mean the characteristic of a compound if it:

  [* * *] as shown in NPS Experimental Protocol #1 (attached hereto in Appendix G); and

  [* * *] as shown in NPS Experimental Protocol #4 (attached hereto in Appendix G).

1.48   "Regulatory Filings" shall mean, collectively, INDs, PLAs, establishment license applications (ELAs), drug master files (DMFs) and NDAs or any other similar filings (including any related correspondence and discussions) as may be required by the FDA or equivalent foreign regulatory agencies for the clinical testing, manufacture or sale of Compound(s).

Appendix F contains a list of all Regulatory Filings in the Territory, filed or owned by or on behalf of NPS as of the Closing Date. In the event of a conflict between the definition of Regulatory Filings and the specificity of the list in Appendix F, the definition of Regulatory Filings shall control.

1.49   "Related Compound(s)" shall mean any and all compounds and all metabolic products thereof [* * *].

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Appendix C contains a list of compounds which [* * *]. Those compounds listed in Appendix C [* * *] shall be deemed to be Related Compound(s). Appendix C will be updated by NPS in accordance with Section 17.12. In the event of a conflict between the definition of Related Compound(s) and the specificity of the list in Appendix C, the definition of Related Compound(s) shall control.

1.50   "Royalty(ies)" shall mean the royalty or royalties payable by Amgen to NPS pursuant to Article 7.

1.51   "Royalty Sub" shall mean Cinacalcet Royalty Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of NPS.

1.52   "Secondary HPT" shall mean a condition characterized by increased plasma levels of PTH due to an etiology other than Primary HPT.

1.53   "SKB" shall mean SmithKline Beecham Corporation, a Pennsylvania corporation having its principal offices at One Franklin Plaza, Philadelphia, Pennsylvania 19101.

1.54   "SKB Collaborative Agreement" shall mean that certain Collaborative Research and License Agreement dated as of November 1, 1993, between NPS and SKB, as amended on June 30, 1995, (as the same may be further amended, restated or supplemented from time to time).

Appendix J contains a full copy of the SKB Collaborative Agreement, with certain terms redacted, as of the Closing Date, which will be updated by NPS in accordance with Section 17.12.

1.55   "Territory" shall mean the world, excluding Japan, Peoples' Republic of China, Hong Kong, Taiwan, South Korea and North Korea [* * *].

1.56   "Third Party(ies)" shall mean any Person or Persons other than Amgen or NPS.

1.57   [* * *]

1.58   "Third Party Royalty(ies)" shall mean royalties payable by Amgen, or sublicensees of Amgen's rights under this Agreement, to Third Party(ies) to make, use, sell or have sold Compound(s) in the Territory.

1.59   "Amendment Assay" shall mean the [* * *], which NPS has used pursuant to the terms of Sections 4.4 and 4.5 of the Original Agreement for the purpose of identifying calcimimetic compounds and determining whether such compounds meet the definition of Compounds.

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1.60   "Assay Materials" shall mean (i) the [* * *], (ii) such other materials as are used in performing the Amendment Assay, to the extent that such other materials are not generally commercially available, and (iii) the protocols for performing the Amendment Assay.

1.61   "Screening Know-How" shall mean all information, know-how and expertise which relates to screening compounds for calcimimetic activity at the Calcium Receptor(s), including, without limitation, protocols for performing the Amendment Assay.

1.62   "Screening Patents" shall mean all patent applications and issued patents owned or controlled by NPS, which cover Calcium Receptor(s) (including peptides, proteins, nucleic acids coding therefor and cells expressing such Calcium Receptor(s)) and/or use of Calcium Receptor(s), including, without limitation, those set forth on Exhibit 1 attached to this Second Amendment, but excluding all claims within Licensed Patents except those that, but for the license set forth in Section 4.7 of the Agreement, would be infringed by the use or performance of the Amendment Assays.

1.63   "Screening Technology" shall mean, collectively, Screening Know-How and Screening Patents.

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APPENDIX B

[* * *]

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APPENDIX C

[* * *]

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APPENDIX D

[* * *]

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APPENDIX E

[* * *]

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APPENDIX F

[* * *]

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APPENDIX G

[* * *]

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APPENDIX H

[* * *]

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APPENDIX I

[* * *]

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APPENDIX J

[* * *]

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APPENDIX K

[* * *]